Exhibit 3.1

RESTATED
CERTIFICATE OF INCORPORATION
OF
CHENIERE ENERGY, INC.

Under Sections 245 of the
Delaware General Corporation Law
Originally incorporated under the name
All American Burger, Inc.

It is hereby certified that:

1.                                       The present name of the corporation is Cheniere Energy, Inc.; and the name under which the corporation was original incorporated is All American Burger, Inc., and the date of filing of the corporation’s original Certificate of  Incorporation with the office of the Secretary of State of the State of Delaware was on March 25, 1983.

2.                                       The date of filing of the corporation’s first Amended and Restated Certificate of Incorporation with the office of the Secretary of State of the State of Delaware was on July 3, 1996, and the date of filing of the corporation’s second Amended and Restated Certificate of Incorporation with the office of the Secretary of State of the State of Delaware was on January 30, 2004.

3.                                       This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the second Amended and Restated Certificate of Incorporation, as heretofore supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

4.                                       This Restated Certificate of Incorporation has been duly adopted by the corporation’s Board of Directors in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

5.                                       The text of the certificate of incorporation of the corporation is hereby restated in its entirety to read as follows:

The undersigned, being the Secretary of CHENIERE ENERGY, INC., a company existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

FIRST:  The name of the Company is Cheniere Energy, Inc.

SECOND:  The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.  The name of the registered agent of the Company at such address is Corporation Service Company.

THIRD:  The nature of the business or purposes to be conducted or promoted by the Company are to engage in, promote, and carry on any lawful act or activity for which companies may be organized under the General Corporation Law of the State of Delaware (hereinafter referred to as the “GCL”).

FOURTH:  The directors shall be divided into three classes: Class I, Class II and Class III.  Such classes shall be as nearly equal in number of directors as possible.  Each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which that director was elected; provided, however, that the directors first designated as Class I directors shall serve for a term expiring at the annual meeting of stockholders next following the date of their designation as Class I directors, the directors first designated as Class II directors shall serve for a term expiring at the second annual meeting of stockholders next following the date of their designation as Class II directors, and the directors first designated as Class III directors shall serve for a term expiring at the third annual meeting of stockholders next following the date of their designation as Class III directors.  For purposes hereof, the initial Class I, Class II and Class III directors shall be those directors elected at the 2004 Annual Meeting of Stockholders of the Company and designated as members of such class.  Each director shall hold office until the annual meeting of stockholders at which his term expires and, the foregoing notwithstanding, shall serve until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.

At each annual election after the 2004 Annual Meeting of Stockholders, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall have designated one or more directorships whose term then expires as directorships of another class in order to more nearly achieve equality of number of directors among the classes.

In the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal.  The Board of Directors shall specify the class to which a newly created directorship shall be allocated.

FIFTH:  The total number of shares of stock that the Company shall have authority to issue is 45,000,000 shares, consisting of:

(1)                                  40,000,000 shares of Common Stock, having a par value of $.003 per share; and

(2)                                  5,000,000 shares of Preferred Stock with a par value of $.0001 per share.

The Board of Directors of the Company is authorized, subject to limitations prescribed by law and by filing any certificate prescribed by law, to establish the par value of such Preferred Stock, to provide for the issuance of such Preferred Stock in series, and to establish the number of shares to be included in each such series, the full or limited voting powers, or the denial of voting powers of each such series, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications or restrictions and other distinguishing characteristics, if any, of the shares of each such series.  The authority of the Board of Directors with respect to the shares of each such series shall include, without limitation, determination of the following:

(a)                                  the number of shares of each such series and the designation thereof;

(b)                                 the par value of shares of each such series;

(c)                                  the annual rate or amount of dividends, if any, payable on shares of each such series (which dividends would be payable in preference to any dividends on Common Stock), whether such dividends shall be cumulative or non-cumulative and the conditions upon which and/or the date when such dividends shall be payable;

(d)                                 whether the shares or each such series shall be redeemable and, if so, the terms and conditions of such redemption, including the time or times when and the price or prices at which shares of each such series may be redeemed;

(e)                                  the amount, if any, payable on shares of each such series in the event of liquidations, dissolution or winding up of the affairs of the Company;

(f)                                    whether the shares of each such series shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, and, if so, the terms and conditions thereof, including the price or prices or the rate or rates at which shares of each such series shall be so convertible or exchangeable, and the adjustment which shall be made, and the circumstances in which such adjustments shall be made, in such conversion or exchange prices or rates; and

(g)                                 whether the shares of each such series shall have any voting rights in addition to those prescribed by law and, if so, the terms and conditions of exercise of voting rights.

SIXTH:  The Board of Directors of the Company shall have the power to adopt, amend or repeal the Bylaws of the Company at any meeting at which a quorum is present by the affirmative vote of a majority of the whole Board of Directors.  Election of directors need not be by written ballot.  Any director may be removed at any time with cause, and the vacancy resulting from such removal shall be filled, by vote of a majority of the stockholders of the Company at a meeting called for that purpose or, if not filled, by vote of a majority of the remaining Board of Directors (or the sole remaining director) then in office.

SEVENTH:  Special meetings of the stockholders of the Company may be called only by the Chairman of the Board, Chief Executive Officer or the President, by the Board of Directors, or by the Secretary at the request in writing of a majority of the Board of Directors and may not be called by the stockholders of the Company.

EIGHTH:  Any action required to be taken or which may be taken by the holders of the Company Common Stock must be effected at a duly called annual or special meeting of such holders and may not be taken by written consent in lieu of a meeting.

NINTH:  Notwithstanding anything else contained in this Restated Certificate of Incorporation or the Bylaws of the Company to the contrary, the affirmative vote of the holders of record of at least 66 2/3% of the combined voting power of all of the outstanding stock of the Company entitled to vote in respect thereof, voting together as a single class, shall be required (A) to alter, amend, rescind or repeal Article Fourth, Article Sixth, Article Seventh, Article Eighth or this Article Ninth of this Restated Certificate of Incorporation or to adopt any provision inconsistent therewith or (B) in order for the stockholders to adopt, alter, amend, rescind or repeal any Bylaws of the Company.

TENTH:  Personal liability of the directors of the Company is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the GCL, as the same may be amended from time to time.

ELEVENTH:  The Company shall, to the fullest extent permitted by Section 145 of the GCL, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Restatement to be signed by its duly authorized officer this 18th day of June, 2004.

By:	/s/ Don A. Turkleson
Don A. Turkleson, Secretary